Exhibit 99.1
UDR Announces Appointment of New Director
Denver, CO. (July 20, 2015) - UDR, Inc. (the "Company") (NYSE: UDR), a leading multifamily real estate investment trust, today announced the appointment of a new member to its Board of Directors, Mary Ann King, effective July 16, 2015. With the addition of this new independent director, the Company’s Board will total 9 members, 8 of which are independent.
“We are very pleased to have Mary Ann join our Board,” said Jim Klingbeil, Chairman of the Company’s Board of Directors. Mr. Klingbeil continued, “Mary Ann is an accomplished senior executive with significant expertise in multi-family investment. Given her extensive background in real estate, I am confident that Mary Ann will be an integral member of our Board and a vital contributor toward our continued long-term success.”
Ms. King, age 62, is the President of Moran & Company, a national brokerage firm specializing in the sale of large multifamily properties and mixed-use properties with significant multifamily components.  She co-founded this brokerage firm in 1994 with Thomas F. Moran and has been its President since 2002.  She is responsible for the firm's California practice. Prior to forming the brokerage business, Ms. King was the VP of acquisitions for Moran & Company's private equity business between 1983 and 1994.  She was a lending officer at Continental Illinois National Bank and Trust Company of Chicago from 1977-1983. Ms. King is an Executive Committee Member of the Board of Directors for the National Multi Housing Council (NMHC), an organization she chaired from 2006-2008.  She is also a member of The Urban Land Institute, a member of the Advisory Board for Sack Properties and a member of the Executive Committee of the Board of Directors of Over the Rainbow Association, an Illinois non-profit that develops independent living solutions for people with physical disabilities.
The Company’s Board of Directors retained the search firm Korn Ferry to assist in finding and screening director candidates.
About UDR, Inc.
UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of March 31, 2015, UDR owned or had an ownership position in 48,086 apartment homes including 1,434 homes under development. For 43 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates. Additional information can be found on the Company's website at www.udr.com.

Contact: UDR, Inc.
Shelby Noble
snoble@udr.com
720-922-6082